Exhibit 10.2

GOLDMAN, SACHS & CO. | 200 WEST STREET | NEW YORK, NEW YORK 10282-2198 | TEL: 212-902-1000

Opening Transaction

To:	National Financial Partners Corp. 340 Madison Avenue, 20th Floor New York, New York 10173

A/C:	00673131

From:	Goldman, Sachs & Co.

Re:	Base Convertible Bond Hedge Transaction

Ref. No:	SDB1631832887

Date:	June 9, 2010

Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Goldman, Sachs & Co. (“Dealer”) and National Financial Partners Corp. (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern. Certain defined terms used herein have the meanings assigned to them in the Indenture, to be dated as of June 15, 2010, between Counterparty and Wells Fargo Bank, National Association, as trustee (the “Indenture”), relating to the USD 125,000,000 principal amount of 4.0% Convertible Senior Notes due June 15, 2017 (the “Convertible Securities”). In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern. For the avoidance of doubt, references herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of the Indenture are changed, added or renumbered between the execution of this Confirmation and the execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties, as evidenced by such draft of the Indenture. The parties further acknowledge that references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended, modified or supplemented following its execution, any such amendment, modification or supplement will be disregarded for purposes of this Confirmation (other than Section 8(b)(i)(B) below) unless the parties agree otherwise in writing. The Transaction is subject to early unwind if the closing of the Convertible Securities is not consummated for any reason, as set forth below in Section 8(k).

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement (Multicurrency—Cross Border), as if Dealer and Counterparty had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of Loss and Second Method and US Dollars (“USD”) as the Termination Currency and (ii) the replacement of the word “third” in the last line of Section 5(a)(i) of the Agreement with the word “first”. In addition, Section 5(a)(i) of the Agreement shall be amended by adding at the end of such section the following: “Notwithstanding the foregoing, a default under this Section 5(a)(i) shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay,”.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation, except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

The Transaction hereunder shall be the sole Transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty, pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	June 9, 2010

Effective Date:	The closing date of the initial issuance of the Convertible Securities

Option Style:	Modified American, as described under “Procedures for Exercise” below.

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The Common Stock of Counterparty, par value USD 0.10 per share (Ticker Symbol: “NFP”).

Number of Options:	The number of Convertible Securities in denominations of USD 1,000 principal amount issued by Counterparty on the closing date for the initial issuance of the Convertible Securities. For the avoidance of doubt, the Number of Options outstanding shall be reduced by each exercise of Options hereunder.

Option Entitlement:	As of any date, a number of Shares per Option equal to the “Conversion Rate” (as defined in the Indenture,

but without regard to any adjustments to the Conversion Rate pursuant to a Fundamental Change Adjustment or a Discretionary Adjustment).

Applicable Percentage	50%

Fundamental Change Adjustment:	Any adjustment to the Conversion Rate pursuant to Section 10.01(e) of the Indenture.

Discretionary Adjustment:	Any adjustment to the Conversion Rate pursuant to Section 10.04(f) of the Indenture.

Strike Price:	As of any date, an amount in USD, rounded to the nearest cent (with 0.5 cents being rounded upwards), equal to USD 1,000 divided by the Option Entitlement as of such date.

Number of Shares:	The product of (i) the Number of Options, (ii) the Option Entitlement and (iii) the Applicable Percentage.

Premium:	USD 16,956,250 (Premium per Option USD 135.65).

Premium Payment Date:	The Effective Date

Exchange:	New York Stock Exchange

Related Exchange:	All Exchanges

Procedures for Exercise:

Exercise Date:	Each Conversion Date

Conversion Date:	Each “Conversion Date” (as defined in the Indenture) occurring during the Exercise Period for Convertible Securities each in denominations of USD 1,000 principal amount; provided that, no Conversion Date shall be deemed to have occurred with respect to Exchanged Securities (such Convertible Securities, other than Exchanged Securities, the “Relevant Convertible Securities” for such Conversion Date).

Exchanged Securities:	With respect to any Conversion Date, any Convertible Securities with respect to which Counterparty makes the election described in Section 10.02(a)(iv) of the Indenture and the financial institution designated by Counterparty accepts such Convertible Securities in accordance with Section 10.02(a)(iv) of the Indenture. For the avoidance of doubt, (i) Convertible Securities are “accepted” for purposes of the foregoing upon the earlier of the declaration of the designated financial institution’s agreement to exchange such Convertible Securities or delivery of such Convertible Securities to such financial institution for purposes of such exchange and (ii) any Exchanged Securities will be treated as Convertible Securities on any subsequent Conversion Date with respect to such securities, unless such securities are Exchanged Securities on such subsequent Conversion Date.

Exercise Period:	The period from and excluding the Effective Date to and including the Expiration Date.

Expiration Date:	The earlier of (i) the last day on which any Convertible Securities remain outstanding and (ii) the second “Scheduled Trading Day” (as defined in the Indenture) immediately preceding the “Maturity Date” (as defined in the Indenture).

Automatic Exercise on Conversion Dates:	Applicable; and means that on each Conversion Date, a number of Options equal to the number of Relevant Convertible Securities for such Conversion Date in denominations of USD 1,000 principal amount shall be automatically exercised, subject to “Notice of Exercise” below.

Notice Deadline:	In respect of any exercise of Options hereunder on any Conversion Date, 12:00 P.M., New York City time, on the Scheduled Trading Day immediately preceding the first “Scheduled Trading Day” (as defined in the Indenture) of the relevant “Observation Period” (as defined in the Indenture); provided that in the case of any exercise of Options hereunder in connection with the conversion of any Relevant Convertible Securities for any Conversion Date occurring during the period from and including the 65th “Scheduled Trading Day” (as defined in the Indenture) prior to the Maturity Date, then from and including such date, to and including the Expiration Date (such period, the “Final Conversion Period”), the Notice Deadline shall be 12:00 P.M., New York City time, on the “Scheduled Trading Day” (as defined in the Indenture) immediately preceding the Expiration Date.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer shall have no obligation to make any payment or delivery in respect of any exercise of Options hereunder and such obligation in respect of such exercise shall be permanently extinguished unless Counterparty notifies Dealer in writing prior to 12:00 P.M., New York City time, on the Notice Deadline in respect of such exercise, of (i) the number of Relevant Convertible Securities being converted on the related Conversion Date, (ii) the scheduled settlement date under the Indenture for the Relevant Convertible Securities for such Conversion Date, (iii) the applicable “Cash Percentage” (as defined in the Indenture) and (iv) the first “Scheduled Trading Day” (as defined in the Indenture) of the relevant Observation Period; provided that, in the case of any exercise of Options in connection with the conversion of any Relevant Convertible Securities for any Conversion Date occurring during the Final Conversion Period, the contents of such notice shall be as set forth in clauses (i) and (iii) above; provided further that, notwithstanding the foregoing, such notice (and the related exercise of Options) shall be effective if given after the Notice Deadline but prior to 5:00 P.M. (New York City time) on the fifth Exchange Business Day following the Notice Deadline, in which event the Calculation Agent shall have the right to adjust the Delivery Obligation as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer or any of its affiliates in connection with its hedging activities (including the unwinding of any hedge position) as a result of its not having received such notice prior to the Notice Deadline. Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act (as defined below) and the rules and regulations thereunder, in respect of any election of a settlement method with respect to the Convertible Securities. For the avoidance of doubt, if Counterparty fails to give such notice when due in respect of any exercise of Options hereunder, Dealer’s obligation to make any payment or delivery in respect of such exercise shall be permanently extinguished, and late notice shall not cure such failure except as provided in the second proviso hereof.

Dealer’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	As specified in Section 6(b) below.

Settlement Terms:

Settlement Date:	For any Exercise Date, the settlement date for the cash (if any) and/or Shares (if any) to be delivered in respect of the Relevant Convertible Securities for the relevant Conversion Date under the terms of the Indenture; provided that the Settlement Date shall not occur prior to the latest of (i) the date one Settlement Cycle following the final day of the relevant Observation Period or (ii) the second Exchange Business Day immediately following the date Counterparty provides the Notice of Delivery Obligation prior to 12:00 P.M., New York City time.

Delivery Obligation:	In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above and Section 10.02(a)(iii) of the Indenture, in respect of an Exercise Date, Dealer will deliver to Counterparty, on the related Settlement Date (the “Delivery Obligation”), a number of Shares and/or an amount of cash equal to the aggregate number of Shares and/or amount of cash, if any, that Counterparty would be obligated to deliver to the holder(s) of the Relevant Convertible Securities on such Settlement Date pursuant to Section 10.02(a)(i) of the Indenture (reflecting the Applicable Percentage), and representing an aggregate amount, with respect to each VWAP Trading Day (as defined in the Indenture) in the relevant Observation Period, equal to:

(i) if the Cash Percentage is not specified in the Notice of Exercise or is equal to 0%, a number of Shares, equal to the product of (a) the Applicable Percentage and (b) the “Maximum Deliverable Shares” (as defined in the Indenture), if any, with respect to such VWAP Trading Day;

(ii) if the Cash Percentage specified in the Notice of Exercise is equal to 100%, an amount in cash, if any, in USD, equal to the product of (a) the Applicable Percentage and (b) the aggregate amount of cash, if any, in excess of USD 16.6666 per Relevant Convertible Security that Counterparty would be obligated to deliver in lieu of the Maximum Deliverable Shares with respect to such VWAP Trading Day; or

(iii) if the Cash Percentage specified in the Notice of Exercise is less than 100% but greater than 0%, (a) a Number of Shares equal to the product of (x) the Applicable Percentage, (y) the Maximum Deliverable Shares and (z) one minus the Cash Percentage specified in such Notice of Exercise and (b) an amount of cash, if any, in USD, equal to the product of (x) the Applicable Percentage and (y) the aggregate amount of cash, if any, in excess of USD 16.6666 per Relevant Convertible Security Counterparty would be obligated to deliver in lieu of the Maximum Deliverable Shares with respect to such VWAP Trading Day and (z) the Cash Percentage specified in such Notice of Exercise; and

(iv) an amount of cash, if any, in USD, in lieu of any fractional Shares, if any, resulting from rounding of such aggregate number of Shares valued at the “Daily VWAP” (as defined in the Indenture) on the last day of the relevant Observation Period (collectively, the “Convertible Obligation”);

provided that (i) the Delivery Obligation shall be determined excluding any Shares and/or cash that Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Securities as a direct or indirect result of any adjustments to the Conversion Rate pursuant to a Fundamental Change Adjustment or a Discretionary Adjustment and any interest payment that Counterparty is (or would have been) obligated to deliver to holder(s) of the Relevant Convertible Securities for such Conversion Date; and (ii) the Delivery Obligation, when aggregated with all prior Delivery Obligations, shall not exceed an amount equal to the product of (a) the Applicable Percentage and (b) the number of Shares deliverable to the holder(s) of Relevant Convertible Securities for such Conversion Date, as limited by Section 10.02(a)(iii) of the Indenture, so long as such limitation is effect.

For the avoidance of doubt, if the “Daily Conversion Value” (as defined in the Indenture) for any of the “VWAP Trading Days” (as defined in the Indenture) occurring in the relevant Observation Period is less than or equal to USD 16.6666, Dealer will have no delivery obligation hereunder in respect of the related Exercise Date and such VWAP Trading Day.

Notice of Delivery Obligation:	No later than the Exchange Business Day immediately following the last day of the relevant Observation Period, Counterparty shall give Dealer notice of the final number of Shares and/or the amount of cash comprising the relevant Convertible Obligation and reflecting the Cash Percentage specified in the Notice of Exercise; provided that, with respect to any Exercise Date occurring during the Final Conversion Period, Counterparty may provide Dealer with a single notice of the aggregate number of Shares and/or the amount of cash comprising the Convertible Obligations for all Exercise Dates occurring during such period (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise, as set forth above, in any way).

Other Applicable Provisions:	To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Counterparty is the issuer of the Shares.

Restricted Certificated Shares:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver Shares required to be delivered to Counterparty hereunder in certificated form in lieu of delivery through the Clearance System.

Adjustments:

Method of Adjustment:	Notwithstanding Section 11.2 of the Equity Definitions, upon the occurrence of any event or condition set forth in Section 10.04(a), (b), (c), (d) or (e) of the Indenture, the Calculation Agent shall make a corresponding adjustment to the terms relevant to the exercise, settlement or payment of the Transaction. Immediately upon the occurrence of any “Adjustment Event” (as defined in the Indenture), Counterparty shall notify the Calculation Agent of such Adjustment Event, and once the adjustments to be made to the terms of the Indenture and the Convertible Securities in respect of such Adjustment Event have been determined, Counterparty shall immediately notify the Calculation Agent in writing of the details of such adjustments.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in Section 10.10 of the Indenture.

Consequences of Merger Events:	Notwithstanding Section 12.2 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make a corresponding adjustment to the terms relevant to the exercise, settlement or payment of the Transaction; provided that such adjustment shall be made without regard to any adjustment to the Conversion Rate pursuant to a Fundamental Change Adjustment or a Discretionary Adjustment; and provided further that the Calculation Agent shall limit or alter any such adjustment referenced in this paragraph so that the fair value of the Transaction immediately prior to the occurrence of such Merger Event is not reduced as a result of such adjustment; and provided further that if, with respect to a Merger Event, the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person not organized under the laws of the United States, any state thereof or the District of Columbia, the Calculation Agent may make adjustments to the Transaction, or request that Counterparty make Dealer whole, for any additional costs resulting from such Merger Event with respect to any incremental Tax costs incurred by Dealer and/or changes to the Hedge Positions maintained by Dealer.

Notice of Merger Consideration and Consequences:	Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall reasonably promptly (but in any event prior to the relevant merger date) notify the Calculation Agent of (i) the type and amount of consideration that a holder of Shares would have been entitled to in the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause Shares to be converted into the right to receive more than a single type of consideration, (ii) the weighted average of the types and amounts of consideration to be received by the holders of Shares that affirmatively make such an election (or if no holders of Shares affirmatively make such an election, the types and amount of consideration actually received by such holders) and (iii) the details of the adjustment to be made under the Indenture in respect of such Merger Event.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Termination Event(s):	Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Extraordinary Event, any Transaction would be cancelled or terminated (whether in whole or in part) pursuant to Article 12 of the Equity Definitions, an Additional Termination Event (with such terminated Transaction(s) (or portions thereof) being the Affected Transaction(s) and Counterparty being the sole Affected Party) shall be deemed to occur, and, in lieu of Sections 12.7, 12.8 and 12.9 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transaction(s).

Additional Disruption Events:

(a) Change in Law:	Applicable

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable

(e) Increased Cost of Hedging:	Applicable

Hedging Party:	Dealer

Determining Party:	Dealer

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:	Dealer. All calculations and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. The Calculation Agent shall deliver, within five (5) Exchange Business Days of a written request by the Counterparty, a written explanation of any calculation made by it, and including, where applicable, the methodology and data applied, it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models used by it for such calculation.

4. Account Details:

Dealer Payment Instructions:

Chase Manhattan Bank New York

For A/C Goldman, Sachs & Co.

A/C #930-1-011483

ABA: 021-000021

Counterparty Payment Instructions:

Wachovia

12 East 49th Street

New York, New York 10017

Bank Routing or ABA: 031201467

Account #: 2000030131497

5. Account Title: NFP Corporate Deposit Account (RDC) Offices:

The Office of Dealer for the Transaction is:

200 West Street, New York, New York 10282-2198

The Office of Counterparty for the Transaction is:

340 Madison Avenue, 20th Floor, New York, New York 10173

6. Notices: For purposes of this Confirmation:

(a) Address for notices or communications to Counterparty:

To:	National Financial Partners Corp.
Attn:	Donna Blank
340 Madison Avenue, 20th Floor
New York, New York 10173

Telephone:	(212) 307-1049
Facsimile:	(212) 301-1149

With a copy to:

Attn:	Yossi Vebman
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Telephone:	(212) 735-3719
Facsimile:	(917) 777-3719

(b) Address for notices or communications to Dealer:

To:	Goldman, Sachs & Co.
Attn:	Serge Marquié,
Equity Capital Markets
200 West Street
New York, New York 10282
Telephone:	(212) 902-9779
Facsimile:	(917) 977-4253
Email:	marqse@am.ibd.gs.com

With a copy to:

Attn:	Jared Kramer
Equity Capital Markets
Telephone:	(212) 902-3002
Facsimile:	(212) 902-3000
Email:	jared.kramer@gs.com

And email notification to the following address:

Eq-derivs-notifications@am.ibd.gs.com

7. Representations, Warranties and Agreements:

(a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i) On the Trade Date and as of the date of any election by Counterparty of the Share Termination Alternative under (and as defined in) Section 8(c) below, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) (A) On the Trade Date, the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) and (B) Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Trade Date.

(iii) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings

Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements).

(iv) Counterparty has not received notice that is the subject of a tender offer made under Section 14(d)(1) of the Exchange Act and has not commenced any tender offer that would be subject to Rule 13e-4 under the Exchange Act, except for the Offer to Purchase 0.75% Convertible Senior Notes due 2012, dated as of the date hereof.

(v) Prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request.

(vi) Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(vii) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”).

(viii) On each of the Trade Date and the Premium Payment Date, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Number of Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(ix) No state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(b) Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended, and is entering into the Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

(c) Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor”, as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(d) Each of Dealer and Counterparty agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” within the meaning of Section 546 of the Bankruptcy Code and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(e) Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Effective Date, and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement.

(f) Counterparty understands that notwithstanding any other relationship between Counterparty and Dealer and its affiliates, in connection with this Transaction and any other over-the-counter derivative transactions between Counterparty and Dealer or its affiliates, Dealer or its affiliates is acting as principal and is not a fiduciary or advisor in respect of any such transaction, including any entry, exercise, amendment, unwind or termination thereof.

(g) Counterparty represents and warrants that it has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.

(h) Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

(i) Dealer represents and warrants to Counterparty that it has not, at any time on or before the Trade Date, other than after the public announcement of the Transaction, discussed with any third party any transaction that would, in whole or in part, transfer Dealer’s trading risk with respect to the Transaction.

8. Other Provisions:

(a) Right to Extend. Dealer may postpone any Exercise Date or Settlement Date or any other date of valuation or delivery by Dealer, with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the Delivery Obligation), if Dealer determines, in its reasonable discretion, that such extension is reasonably necessary or appropriate to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock borrow market or other relevant market or to enable Dealer to effect purchases of Shares or Share Termination Delivery Units in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance, based on the advice of counsel, with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

(b) Additional Termination Events. (i) The occurrence of (A) an event of default with respect to Counterparty under the terms of the Convertible Securities as set forth in Section 6.01 of the Indenture that results in an acceleration of the Convertible Securities pursuant to the terms of the Indenture or (B) an Amendment Event, shall constitute an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party, and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement. Upon the occurrence of such acceleration, Dealer shall designate an Exchange Business Day following receipt of such notice as an Early Termination Date, which shall be on or as promptly as reasonably practicable after the related acceleration event occurs.

“Amendment Event” means that Counterparty amends, modifies, supplements or obtains a waiver in respect of any term of the Indenture or the Convertible Securities governing the principal amount,

coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Securities (including changes to the conversion price, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Securities to amend, in each case without the prior consent of Dealer, such consent not to be unreasonably withheld.

(ii) Promptly following, but in no event later than within five (5) Exchange Business Days after, any repurchase and cancellation of Convertible Notes (whether pursuant to Section 3.02 of the Indenture in connection with a “Change in Control” (as defined in the Indenture) or otherwise), Counterparty shall notify Dealer in writing of such repurchase and cancellation and the number of Convertible Notes so repurchased and cancelled (any such notice, a “Repurchase Notice”). Notwithstanding anything to the contrary in this Confirmation, the receipt by Dealer from Counterparty of any Repurchase Notice, within the applicable time period set forth in the preceding sentence, shall constitute an Additional Termination Event. Upon receipt of any such Repurchase Notice, Dealer shall designate an Exchange Business Day following receipt of such Repurchase Notice (which shall be on or as promptly as reasonably practicable after the related settlement date for the repurchase of such Convertible Notes) as an Early Termination Date with respect to the portion of this Transaction corresponding to a number of Options (the “Repurchase Options”) equal to the lesser of (A) the aggregate principal amount of such Convertible Notes specified in such Repurchase Notice, divided by USD 1,000 and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Repurchase Options. Any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the number of Repurchase Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction.

(iii) Notwithstanding anything to the contrary in this Confirmation, the receipt by Dealer from Counterparty, within the applicable time period set forth under “Notice of Exercise” above, of any Notice of Exercise in respect of Options that relate to Convertible Notes as to which additional Shares would be added to the Conversion Rate pursuant to Section 10.01(e) of the Indenture in connection with a Change in Control shall constitute an Additional Termination Event. Upon receipt of any such Notice of Exercise, Dealer shall designate an Exchange Business Day following the date on which such Additional Termination Event is deemed to occur (which Exchange Business Day shall be on or as promptly as reasonably practicable after the related settlement date for such Convertible Notes) as an Early Termination Date with respect to the portion of this Transaction corresponding to a number of Options (the “Make-Whole Conversion Options”) equal to the lesser of (A) the number of such Options specified in such Notice of Exercise and (B) the Number of Options outstanding as of such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Make-Whole Conversion Options. Any payment hereunder with respect to such termination (the “Make-Whole Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the number of Make-Whole Conversion Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction (and, for the avoidance of doubt, in determining the amount payable pursuant to Section 6 of the Agreement, the Calculation Agent shall not take into account any adjustments to the Option Entitlement that result from corresponding adjustments to the Conversion Rate pursuant to a Fundamental Change Adjustment or a Discretionary Adjustment); provided that the amount of cash deliverable in respect of such early termination by Dealer to Counterparty shall not be greater than the product of (x) the Applicable Percentage and (y) the excess of (I) (1) the number of Make-Whole Conversion Options multiplied by (2) the Conversion Rate (after taking into account any applicable adjustments to the Conversion Rate pursuant the Fundamental Change Adjustment) multiplied by (3) a price per Share determined by the Calculation Agent over (II) the aggregate principal amount of such Convertible Notes, as determined by the Calculation Agent in a commercially reasonable manner. Counterparty may irrevocably elect, if so designated in its Notice of Exercise to Dealer as set forth above, to receive the Make-Whole Unwind Payment in Shares, in which case, in lieu of making such Make-Whole Unwind Payment as set forth above, Dealer shall deliver to Counterparty, within a commercially reasonable period of time after such designation as determined by

Dealer (taking into account existing liquidity conditions and Dealer’s hedging and hedge unwind activity or settlement activity in connection with such delivery), a number of Shares equal to such Make-Whole Unwind Payment divided by a price per Share determined by the Calculation Agent in good faith and in a commercially reasonable manner.

(c) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If Dealer shall owe Counterparty any amount pursuant to Section 12.2 of the Equity Definitions or “Consequences of Merger Events” above, or Section 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions (except in the event of a Merger Event, Insolvency or Nationalization, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, that resulted from an event or events within Counterparty’s control) (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 9:30 A.M. New York City time on the relevant merger date, Announcement Date or Early Termination Date, as applicable (“Notice of Share Termination”). Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the relevant merger date, Announcement Date or Early Termination Date, as applicable:

Share Termination Alternative:	Applicable and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to “Consequences of Merger Events” above or Section 12.2, 12.6, 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date as the Calculation Agent may reasonably determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default or Delisting, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event, as applicable. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other Applicable Provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10 and 9.11 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Counterparty is the issuer of any Share Termination Delivery Units (or any part thereof).

(d) Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, based on the advice of counsel, the Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Counterparty elects clause (i) above but the items referred to therein are not completed in a timely manner, or if Dealer, in its sole commercially reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(d) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, use its reasonable efforts to enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the Daily VWAP (as defined in the Indenture) on such Exchange Business Days, and in the amounts, requested by Dealer. This Section 8(d) shall survive the termination, expiration or early unwind of the Transaction.

(e) Repurchase and Conversion Rate Adjustment Notices. Counterparty shall, at least by 12:00 P.M. on the Exchange Business Day prior to any day on which Counterparty effects any repurchase of Shares or consummates or otherwise engages in any transaction or event (a “Conversion Rate Adjustment Event”) that could reasonably be expected to lead to an increase in the Conversion Rate, give Dealer a written notice of such repurchase or Conversion Rate Adjustment Event (a “Repurchase Notice”) on such day if, following such repurchase or Conversion Rate Adjustment Event, the Notice Percentage would reasonably be expected to be (i) greater than 7.5% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof). The “Notice Percentage” as of any day is the fraction, expressed as a percentage, (i) the numerator of which is the sum of (A) the Number of Shares and (B) the Number of Shares representing the Number of Options outstanding as at the time with respect to the confirmation between the Counterparty and Goldman Sachs Financial Markets, L.P. regarding the Convertible Bond Hedge dated January 17, 2007 (the “2007 Bond Hedge”) and (ii) the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(e) then

Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses (including losses relating to the Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act or under any state or federal law, regulation or regulatory order, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.

(f) Transfer and Assignment. Neither party may transfer any of its rights or obligations under the Transaction without the prior written consent of the non-transferring party; provided that Counterparty may transfer its rights of obligations as further provided below in this clause (f); and provided further, that Dealer may transfer or assign, without any consent of Counterparty, its rights and obligations hereunder, in whole or in part, to any of its affiliates whose obligations hereunder would be guaranteed by The Goldman Sachs Group, Inc.; provided further that, at any time at which (1) the Equity Percentage exceeds 9.0%, (2) Dealer Group (as defined below), directly or indirectly, owns, controls or holds with the power to vote (as such terms are used in Section 2(a)(3) of the 1940 Act) in excess of 4.0% of the number of Shares outstanding or (3) Dealer Group or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under Section 203 of the Delaware General Corporation Law or other federal, state or local regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting, registration, filing or notification obligations (other than on Form 13D or 13G under the Exchange Act) or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Laws and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1% of the number of Shares outstanding on the date of determination (either such condition described in clause (1), (2) or (3), an “Excess Ownership Position”), if Dealer, in its commercially reasonable discretion, is unable to effect a transfer or assignment to a third party in accordance with the requirements set forth above after its commercially reasonable efforts on pricing terms reasonably acceptable to Dealer such that an Excess Ownership Portion no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that such Excess Ownership Position no longer exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(c) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty were the sole Affected Party with respect to such partial termination, (iii) such portion of the Transaction were the only Terminated Transaction and (iv) Dealer were the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with

Dealer (collectively, “Dealer Group”) “beneficially own” (within the meaning of Section 13 of the Exchange Act) without duplication on such day and (B) the denominator of which is the number of Shares outstanding on such day. Dealer agrees that Dealer Group shall use commercially reasonable efforts, in consultation with counsel as to legal and regulatory issues, to hedge its exposure to the Transaction and to manage its other positions through the use of cash-settled swaps or other derivative instruments to the extent necessary to avoid the occurrence of an Excess Ownership Position. Counterparty may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, to any party with the consent of Dealer, such consent not to be unreasonably withheld. Counterparty may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part (any such Options so transferred or assigned, the “Transfer Options”), to any party, withholding of such consent by Dealer shall not be considered unreasonable if such transfer or assignment does not meet the reasonable conditions that Dealer may impose including, but not limited, to the following conditions:

(A) With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 8(e) or any obligations under Section 2 (regarding Extraordinary Events) or 8(d) of this Confirmation;

(B) Any Transfer Options shall only be transferred or assigned to a third party that is a U.S. person (as defined in the Internal Revenue Code of 1986, as amended);

(C) Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, undertakings with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty as are requested and reasonably satisfactory to Dealer;

(D) Dealer will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment;

(E) An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

(F) Without limiting the generality of clause (B), Counterparty shall have caused the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(G) Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(g) Staggered Settlement. Dealer may, by notice to Counterparty prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on one or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the first day of the relevant Observation Period) or delivery times and how it will allocate the Shares it is required to deliver under “Delivery Obligation” (above) among the Staggered Settlement Dates or delivery times; and

(ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

(h) Disclosure. Effective from the date of commencement of discussions concerning the

Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(i) No Netting and Set-off. The provisions of Section 2(c) of the Agreement shall not apply to the Transaction. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise.

(j) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that the obligations of Counterparty under this Confirmation are not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(k) Early Unwind. In the event the sale by Counterparty of the Convertible Securities is not consummated pursuant to the Purchase Agreement for any reason by the close of business in New York on June 15, 2010 (or such later date as agreed upon by the parties, which in no event shall be later than June 22, 2010) (June 22, 2010 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and the Transaction and all of the respective rights and obligations of Dealer and Counterparty hereunder shall be cancelled and terminated. Following such termination and cancellation, each party shall be released and discharged by the other party from, and agrees not to make any claim against the other party with respect to, any obligations or liabilities of either party arising out of, and to be performed in connection with, the Transaction either prior to or after the Early Unwind Date. Dealer and Counterparty represent and acknowledge to the other that upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(l) Amendment. This Confirmation and the Agreement may not be modified, amended or supplemented, except in a written instrument signed by Counterparty and Dealer.

(m) Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(n) Governing Law. THE AGREEMENT, THIS CONFIRMATION AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT AND THIS CONFIRMATION SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE, OTHER THAN TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(o) Guarantee. All the obligations of Dealer hereunder shall be unconditionally guaranteed in favor of the Counterparty by The Goldman Sachs Group, Inc. (“GS Group”) under the guarantee filed as Exhibit 10.45 to GS Group’s Form 10-K filed with the Securities Exchange Commission on February 7, 2006, which shall constitute a Credit Support Document under the Agreement. The GS Group shall be designated as a Credit Support Provider in relation to Dealer.

9. Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction by, among other things, the mutual waivers and certifications provided herein.

10. Submission to Jurisdiction. Section 13(b) of the Agreement is deleted in its entirety and replaced by the following:

“Each party hereby irrevocably and unconditionally submits for itself and its property in any suit, legal action or proceeding relating to the Agreement and/or the Transaction, or for recognition and enforcement of any judgment in respect thereof, (each, “Proceedings”) to the exclusive jurisdiction of the Supreme Court of the State of New York, sitting in New York County, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof. Nothing in this Confirmation or the Agreement precludes either party from bringing Proceedings in any other jurisdiction if (A) the courts of the State of New York or the United States of America for the Southern District of New York lack jurisdiction over the parties or the subject matter of the Proceedings or declines to accept the Proceedings on the grounds of lacking such jurisdiction; (B) the Proceedings are commenced by a party for the purpose of enforcing against the other party’s property, assets or estate any decision or judgment rendered by any court in which Proceedings may be brought as provided hereunder; (C) the Proceedings are commenced to appeal any such court’s decision or judgment to any higher court with competent appellate jurisdiction over that court’s decisions or judgments if that higher court is located outside the State of New York or Borough of Manhattan, such as a federal court of appeals or the U.S. Supreme Court; or (D) any suit, action or proceeding has been commenced in another jurisdiction by or against the other party or against its property, assets or estate and, in order to exercise or protect its rights, interests or remedies under the Agreement or this Confirmation, the party (1) joins, files a claim, or takes any other action, in any such suit, action or proceeding or (2) otherwise commences any Proceeding in that other jurisdiction as the result of that other suit, action or proceeding having commenced in that other jurisdiction.”

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Goldman, Sachs & Co. Equity Derivatives Documentation Department, Facsimile No. (212) 428-1980/83.

Yours faithfully,

GOLDMAN, SACHS & CO.

By:	/s/ Jonathan Lipnick
	Name:	Jonathan Lipnick
	Title:	VP

Agreed and Accepted By:

NATIONAL FINANCIAL PARTNERS CORP.

By:	/s/ Donna Blank
	Name:	Donna Blank
	Title:	CFO